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                                  EXHIBIT 99.1


PRESS RELEASE                                      Source: Amedia Networks, Inc.

AMEDIA OBTAINS $6 MILLION LONG-TERM FINANCING COMMITMENT


HOLMDEL, N.J.--(BUSINESS WIRE)--April 25, 2005--Amedia Networks, Inc. (OTCBB:
AANI - NEWS), a provider of Ethernet ultra-broadband solutions for the Triple Play Access Market, today announced that it has entered into agreements with individual and institutional investors to privately place shares of its newly designated Series B 8% Convertible Preferred Stock for gross proceeds of $6 million. The funds will be used for marketing and customer support infrastructure, advanced feature development, and for other business operations. The transaction is expected to close and fund later this week.

"Since we opened our door one year ago, we have methodically moved this business forward at a remarkably rapid pace - and all the while maintaining a minimal cash burn / just-in-time approach to funding," commented Frank Galuppo, President and Chief Executive Officer for Amedia. "Our investors have and will continue to benefit from this strategy."

Juan Mendez, Chairman of the Board of Amedia noted that investors
"enthusiastically and confidently support management's business and market strategies." He continued, "Amedia has adopted a unique business approach for this industry that positions it for long term growth and sustainability ... and our investors appreciate that."

The Series B shares are convertible into shares of Amedia's common stock at an initial conversion rate of $1.01 per share, subject to adjustment in the event of certain capital adjustments or similar transactions or certain specified financing transactions. Dividends on the Series B accrue at the rate of 8% per annum, which are payable bi-annually or on conversion and may be paid, at Amedia's option, either in cash or shares of common stock. Unless converted earlier, the Series B shares will automatically convert on the fifth anniversary of issuance into shares of Amedia's common stock at the then effective conversion price. As part of this transaction, the investors also received five-year warrants to purchase up to approximately 2.97 million shares of Amedia's common stock at a per share exercise price of $1.50, which are also subject to adjustment in the event of certain capital adjustments or similar transactions or certain specified financing transactions.

In light of the limited availability of Amedia's common stock, $3 million will be deposited into an escrow account at the closing, pending the approval by Amedia's stockholders of an increase in the number of shares of common stock that Amedia is authorized to issue. At the 2005 annual meeting, currently scheduled for June 9, 2005, Amedia's stockholders will consider a proposal to increase the number of authorized shares of common stock. If the stockholders do not authorize the increase in common stock, the amount deposited in escrow will be returned to the investors against cancellation of 50% of the Series B Preferred Stock and 50% of the warrants.

At closing, Amedia will repay the principal and accrued interest on the short-term secured bridge loan advanced to them on April 9, 2005 in the principal amount of $1.5 million.

Amedia has undertaken to file within 60 days a registration statement covering the common stock underlying the Series B shares and the related warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.



About Amedia Networks

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Amedia designs, develops, and implements Ethernet solutions for the ultra-broadband access market. These secure and flexible solutions are used by network operators deploying Fiber-to-the-Premises (FTTP) and/or Fiber-to-the-Node (FTTN) infrastructures to offer their residential and business subscribers high-speed data, video, and Voice over Internet Protocol (VoIP) services in a highly cost effective manner. For more information about Amedia, Networks, please visit WWW.AMEDIA.COM.

This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. A number of factors could cause Amedia's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Amedia's filings with the Securities and Exchange Commission (available at WWW.SEC.GOV). Amedia assumes no obligation to update any forward-looking statements.


-------------------
CONTACT:
        Amedia - Media Contact
        Interprose Public Relations
        Melissa Power, 401-454-1314
        MELISSA_POWER@INTERPROSEPR.COM
                        or
        Amedia - Investor Contacts:
        Elite Financial Communicaitons Group, LLC
        Dodi Handy, 407-585-1080
        AANI@EFCG.NET


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Source: Amedia Networks, Inc.